Exhibit 10.2

Separation Agreement and General Release

      This Separation Agreement and General Release (hereinafter “Agreement”) is entered into by and between Advanced Switching Communications, Inc. (referred to as “the Company”) and Ronald S. Westernik (referred to as “employee”), who are collectively referred to herein as the “Parties.”

      WHEREAS, the Parties now desire and agree to forever sever their employment relationship and to fully and finally resolve any and all existing or potential issues, claims, causes of action, grievances and disputes without any admission of liability or finding or admission that any of Employee’s rights, under any statute, claim or otherwise, were in any way violated. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

      1. Employee hereby acknowledges that the Company has notified him on July 23, 2001 (the “Notification Date”) that his employment with the Company will cease on August 3, 2001 (the “Termination Date”) due to a reduction in force. For a period commencing on the Notification Date and ending on July 27, 2001, Employee agrees to continue in his current capacity and provide transitional services. From July 28, 2001, through the Termination Date, Employee shall be on paid administrative leave.

      Employee’s employment at the Company will end on the Termination Date. Employee resigns from the Board of Directors effective August 3, 2001. Employee recognizes that for purposes of the continuation coverage requirements of group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, and the group health provisions of any applicable state or local law, a “qualifying event” occurs on Employee’s Termination Date.

      2. In exchange for the promises made by Employee herein and if Employee executes and does not revoke this Agreement, the Company agrees to pay to Employee, in addition to the one week of paid administrative leave described in Paragraph 1 above, an amount equal to Employee’s base pay (i.e., Employee’s bi-weekly salary) that Employee would have earned for one year, less all lawful deductions, which shall be paid to Employee in accordance with the Company’s normal payroll schedule over the fifty-two (52) week period from August 4, 2001, to August 3, 2002 (the “Guaranteed Severance Period”). In addition, if Employee is not employed or engaged in consulting services by the end of the Guaranteed Severance Period, the Company will pay Employee an additional amount equal to Employee’s base pay (i.e., Employee’s bi-weekly salary) that Employee would have earned for six (6) months, less all lawful deductions, which shall be paid to Employee in accordance with the Company’s normal payroll schedule over the twenty-six (26) week period from August 4, 2002, to February 3, 2003 (the “Contingent Severance Period”); provided, however, that the Company’s obligation to make payments during the Contingent Severance Period will terminate on the earlier of (i) February 3,

2003 and (ii) Employee’s employment of any kind or consulting arrangement with another person or entity. Employee agrees to promptly notify Company if he obtains any such employment or consulting arrangement that commences prior to the end of the Contingent Severance Period. The Company agrees to begin making the Guaranteed Severance payments to Employee within fourteen (14) days after the “Effective Date,” as defined in paragraph 16, except that, in the event Employee exercises his revocation rights under paragraph 15, the Company has no obligation to make any of the severance payments described in this paragraph.

      3. Employee agrees that upon the Termination Date, he will surrender to the Company every item and every document in Employee’s possession or control that is the Company’s property (including but not limited to keys, records, computers, peripherals, computer files and disks, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form. Employee acknowledges and stipulates that all of the Company’s electronic and telephonic communication systems, computers and other business equipment including, but not limited to, computer systems, data bases, phone mail, modems, e-mail, Internet access, Web sites, fax machines, techniques, processes, formulas, mask works, source codes, programs, semiconductor chips, processors, memories, disc drives, tape heads, computer terminals, keyboards, storage devices, printers and optical character recognition devices, and any and all components, devices, techniques or circuitry incorporated in any of the above and similar business devices (herein collectively referred to as Electronic Equipment” ), are the sole property of the Company, and that any information transmitted by, received from, or stored in such Electronic Equipment is also the Company’s property. Employee agrees that, after his separation of employment from the Company, he shall not, directly or indirectly, for himself or for any other person or entity, use, access, copy, or retrieve, or attempt to use, access, copy, or retrieve, any of the Company’s Electronic Equipment or any information on the Company’s Electronic Equipment.

      4. All reference requests from Employee’s prospective employers shall be made in writing addressed to the attention of Laurie Foglesong, Director of Human Resources. In response to such requests, the Department of Human Resources will provide to prospective employers Employee’s dates of employment and job title. The Department of Human Resources will not provide any additional information to prospective employers regarding Employee’s employment without Employee’s written consent.

      5. The parties acknowledge that Employee’s entitlement to stock options of the Company is governed by one or more stock option agreements (the “Option Agreements”). The procedures and time restrictions for the exercise of vested options are set forth in the Option Agreements. All unvested options previously granted to Employee shall expire and terminate on the Termination Date. The Company waives its repurchase rights with respect to 25% of Employees 300,000 shares of Company stock (that is

75,000 shares), which would otherwise be restricted until one year after the closing of the Initial Public Offering per the Amendment to the Key Employee Stock Agreement.

      6. Employee agrees that he is not otherwise entitled to the payments from the Company described in Paragraph 2 above. Employee understands that by signing this Agreement, he is electing to receive the payments described in paragraph 1 under the terms set forth in this Agreement.

      7. As of the date Employee signs this Agreement, Employee represents that he has been paid for all hours worked through the date of his signature, and has not suffered any on-the-job injury as of the date of his signature for which he has not already filed a claim. As a part of this Agreement, the Company agrees that all vacation pay, commissions, or overtime pay (if applicable) that he is owed will be paid on August 31, 2001.

      8. Employee agrees that, in consideration of the additional payments described in paragraph 1 herein, he will, and hereby does, forever and irrevocably release and discharge the Company, and its past, present and future, affiliates, parents, subsidiaries, divisions, predecessors, purchasers, assigns, representatives and successors, and its and their officers, directors, employees, independent contractors, agents, (herein collectively referred to as the “Releasees”) from any and all claims, causes of action, damages, defenses, promises, judgments, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction before the date of this Agreement, including without limitation his employment and separation of employment from the Company and any and all tax related liabilities that may result from this Agreement. Employee expressly acknowledges that this General Release includes, but is not limited to, Employee’s intent to release the Company from tort and contract claims, wrongful discharge claims, statutory claims, compensation claims, and claims of discrimination or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, retaliation or any claim under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., AADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.), and any other federal, state or local law prohibiting employment discrimination or relating to the employment relationship. This release does not include any claims that cannot be waived by law. It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law.

      9. Employee agrees not to make or file any lawsuits, complaints, or other proceedings of any kind in any federal, state or municipal court against the Company or any of the Releasees concerning any claim that he has released in this Agreement. Provided that, this Agreement and covenant not to sue does not restrict Employee’s right to challenge the enforceability of this Agreement or to file a charge with or participate in an investigation conducted by any government agencies. Employee further agrees that no such lawsuits, complaints, or other proceedings have already been made or filed by or on behalf of Employee regarding any claims that have been released by this Agreement. Employee further agrees and covenants not to assist or encourage others in making or filing any lawsuits in any federal, state or municipal court against the Company or any of the Releasees.

      10. Employee agrees that the additional severance payments provided for in this Agreement shall not be construed as an admission of any wrongdoing or liability on the part of the Company and that any such wrongdoing or liability is expressly denied. Employee represents that he has not assigned or transferred to any person or entity any claim against the Company and that any such claim is not assignable or transferable. The Parties agree that this Agreement shall be governed by Virginia law, and that the state and/or federal courts in Virginia shall have sole and exclusive jurisdiction and venue to hear any dispute concerning this Agreement. If any terms of the provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

      11. The Parties agree that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises or terms of the Agreement among the Parties other than those contained herein, and that this Agreement shall not be modified except in a writing signed by each of the Parties hereto. This Agreement cancels and supersedes any prior employment agreements or arrangements that Employee may have entered into with the Company or any of the Releasees, except that the terms of paragraphs 6 and 7 of Employee’s Key Employee Employment Agreement and the Option Agreement(s) (to the extent applicable for vested options) entered into by Employee and Company shall remain and continue in effect in accordance with the terms thereof.

      12. Employee agrees that he will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company, about any product or service provided by the Company, or about the Company’s prospects for the future, except as required by law. Furthermore, Employee hereby represents to the Company that he has made no such communication to any public official, to any person associated with the media, or to any other person or entity. Employee acknowledges that the Company relies upon this representation in agreeing to enter into this Agreement.

      13. Employee represents that he has read this Agreement, that he understands all of its terms, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect. Employee acknowledges that he has been and is advised by the Company to consult an attorney prior to executing the Agreement.

      14. Employee understands that he has forty five (45) days from the date of his receipt of this Agreement, which was July 23, 2001, to sign it, and that he may unilaterally waive this period at his election. Employee’s signature on this Agreement constitutes an express waiver of the forty-five (45) day period if affixed prior to the expiration of that period. By signing this Agreement, Employee expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.

      15. Employee acknowledges that he may revoke this Agreement for up to and including seven (7) days after his execution of this Agreement, and this Agreement regarding his release of claims shall not become effective until the Effective Date as defined in paragraph 16. Employee agrees that, in order to be effective, his revocation pursuant to this Paragraph must be delivered in writing to Sherry Rhodes before 5:00 p.m. on the seventh day following Employee’s execution of this Agreement.

      16. This Agreement shall become effective on the eighth day following the date on which Employee signs it, unless Employee revokes it (“Effective Date”).

      17. Employee understands that his termination is the result of a reduction in force, which is occurring on or about July 20, 2001. All individuals who are being terminated in the reduction in force will be eligible for severance payments based upon their execution of a release identical to this one. By signing this Agreement, Employee acknowledges that he has received Exhibit A, which sets forth the job titles and ages of other individuals whose employment will be terminated as a result of the reduction in force and the ages of the individuals in the same job classification or organizational unit who were not selected for termination on that date.

      18. Employee also acknowledges that the Company may require him to provide assistance to the Company in the investigation and/or defense of potential or actual claims, charges or legal actions against the Company and agrees to provide the requested assistance, which may include, but is not limited to, interview(s), affidavit(s) and/or in person testimony. Employee acknowledges that such requests may come during and/or after his Guaranteed Severance Period and Contingent Severance Period and agrees to provide the assistance as and when required. If Employee no longer resides in the Washington, D.C. metropolitan area when his assistance is required and it is necessary that he be present in the metropolitan area to provide that assistance, the Company will pay his reasonable travel and related expenses for such period as his presence is required but will not pay for his time spent either traveling or rendering such assistance or for any lost income.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

/s/ Ronald S. Westernik Ronald S. Westernik	7/26/1 Date

/s/ Sherry L.Rhodes For: Advanced Switching Communications, Inc.	7/26/01 Date